Exhibit 23.1

We consent to the inclusion in the registration statement (Form S-1) of Dechan II, Inc. of our report dated December 5, 2011, with respect to the balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2010 and 2009 to be included in this registration statement.

/s/ SAM KAN & COMPANY
Firm’s Manual Signature

Alameda, CA
City, State

January 20, 2012
Date